Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-251374) pertaining to the ContextLogic Inc. 2020 Equity Incentive Plan, the ContextLogic Inc. 2020 Employee Stock Purchase Plan, and the ContextLogic Inc. 2010 Stock Plan of our report dated March 25, 2021, with respect to the consolidated financial statements of ContextLogic Inc. included in this Annual Report (Form 10-K) of ContextLogic Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

San Francisco, California

March 25, 2021